EXHIBIT 52



                                Lock-up Agreement

                                                               February 12, 2003


Deutsche Bank Securities Inc.
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

     Vivendi Universal, S.A. ("Vivendi"), as the selling securityholder (the "Selling Securityholder") under the Warrant Purchase Agreement (as defined below), understands that Deutsche Bank Securities Inc. ("DBSI" or the "Initial Purchaser") proposes to enter into a Purchase Agreement (the "Exchangeable Notes Purchase Agreement") with Deutsche Bank AG London Branch which provides for the offering (the "144A Offering") pursuant to Rule 144A under the Securities Act of 1933, as amended, of $577,500,000 aggregate principal amount of Tranche A Floating Rate High Income Premium Exchangeable Notes due 2012 exchangeable into common stock, par value $.01 per share ("Common Stock"), of USA Interactive ("USAI") and $357,500,000 aggregate principal amount of Tranche B Floating Rate High Income Premium Exchangeable Notes due 2012 exchangeable into Common Stock (the "Notes").

     To induce the Initial Purchaser to continue its efforts in connection with the 144A Offering, Vivendi agrees that, without the prior written consent of DBSI, it will not (i) directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by Vivendi on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or any other security convertible into or exchangeable for Common Stock ("Covered Securities") or (ii) enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing is referred to herein as a "Disposition"), in each case, for a period from the date hereof until the earlier of (A) the date that is 90 days after the date hereof and (B) the termination of the Purchase Agreement dated as of February 12, 2003 (the "Warrant Purchase Agreement"), between the Selling Securityholder and Deutsche Bank AG London Branch (the "Lock-Up Period"). The foregoing restriction is expressly intended to preclude each of the undersigned from engaging in any Hedging Transaction or other transaction that is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the Covered Securities would be disposed of by someone other than Vivendi. "Hedging Transaction" means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index)


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that includes, relates to or derives any significant part of its value from the
Common Stock.

     The foregoing shall not apply to Dispositions of (a) Covered Securities that Vivendi acquires in open market transactions that occur after the completion of the 144A Offering, (b) Covered Securities as part of a restructuring, reorganization, merger, acquisition, recapitalization or similar transaction where such Disposition is not the primary purpose of such transaction, (c) warrants to purchase Common Stock that are sold pursuant to the Warrant Purchase Agreement and (d) any Covered Securities if the transfer is (i) by gift, will or intestacy, (ii) to partners, members, shareholders or affiliates of Vivendi, or to Vivendi; provided, however, that in the case of a transfer pursuant to clause (d) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this letter agreement.

     Vivendi agrees that USAI may: (i) with respect to any Covered Securities for which Vivendi is the record holder, cause the transfer agent for USAI to note stop transfer instructions with respect to such securities on the transfer books and records of USAI; and (ii) with respect to any Covered Securities for which Vivendi is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for USAI to note stop transfer instructions with respect to such securities on the transfer books and records of USAI.

     Vivendi hereby agrees that to the extent that the terms of this letter agreement conflict with or are in any way inconsistent with any registration rights agreement to which Vivendi and USAI may be a party, this letter agreement supersedes such registration rights agreement.

     Vivendi hereby represents and warrants that it has full power and authority to enter into this letter agreement. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

     Vivendi understands that the Initial Purchaser is relying upon this letter agreement in proceeding toward consummation of the 144A Offering.

                                       Vivendi Universal, S.A.:

                                       /s/ Dominique Gibert
                                       --------------------
                                       Name: Dominique Gibert
                                       Title: Deputy Chief Financial Officer





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Number of shares subject to warrants, options or     Certificate numbers:
convertible securities:

3,560,000 shares of Common Stock                     25120
3,560,000 shares of Common Stock                     25119
3,560,000 shares of Common Stock                     25118
3,560,000 shares of Common Stock                     25110
25,000,000 shares of Common Stock                    25073
600,000 shares of Common Stock                       25072
3,341,308 shares of Common Stock                     25071

12,760,000 shares of Class B Common Stock            33
670,000 shares of Class B Common Stock               32

12,093,547 Equity Warrants                           W8
17,187,094 Equity Warrants                           W6
3,187,094 Equity Warrants                            W5
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